Delta Apparel Reports Record First Quarter FY12 Results
Revenue Increased 14.5% to a Record $123.5 Million
Earnings Increased 163.2% to $0.50 per Diluted Share

GREENVILLE, SC-October 27, 2011-Delta Apparel, Inc. (NYSE Amex: DLA) today reported financial results for the fiscal 2012 first quarter ended October 1, 2011.

First Quarter Highlights

•	Net sales increased 14.5% to a record $123.5 million.

•	Gross margins improved 130 basis points to 25.3%.

•	Operating profit improved to 5.4% of sales from 2.7% of sales in the prior year period.

•	Net income increased 167.7% to $4.4 million from $1.6 million in the prior year period.

•	Diluted EPS increased 163.2% to $0.50 from $0.19 in the prior year period.

Sales for the three months ended October 1, 2011 increased $15.6 million to a record $123.5 million. Each business unit contributed to the 14.5% organic sales growth in the quarter. Gross margins improved to 25.3% compared to 24.0% in the prior year first quarter, with margin expansion in both the branded and basics segments. Selling, general and administrative expenses were 19.9% of sales, an improvement of 130 basis points compared to 21.2% of sales in the prior year first quarter. The prior year included costs associated with the acquisition of The Cotton Exchange, expenses related to the start-up of Art Gun, and brand-marketing campaigns that were not repeated during the current year quarter. Interest expense increased $0.3 million during the quarter compared to the prior year driven primarily from the higher working capital resulting from the significant rise in cotton costs. The Company's effective tax rate is 24% for the current year quarter, down from the prior year quarter of 30%, but consistent with the 23.6% effective tax rate for the 2011 fiscal year. Net income for the quarter ended October 1, 2011 was $4.4 million, or $0.50 per diluted share, compared to $1.6 million, or $0.19 per diluted share, in the prior year first quarter.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “We just completed a strong first quarter to begin fiscal year 2012. Each operating division increased revenues, contributing to the 14.5% organic sales growth during the quarter. Demand for our brands, licensed properties and decorated merchandise continues to grow, which allows us to ship higher value product to our retail partners and directly to consumers through our e-commerce sites. Our manufacturing facilities are operating efficiently and we are leveraging our fixed costs on higher volumes to improve our profitability. We anticipate continued revenue growth in the upcoming quarters, although we expect our profitability to be negatively impacted with our highest cost cotton flowing through cost of sales in our second and third fiscal quarters. Despite these less than ideal conditions, we expect to generate earnings growth in fiscal year 2012.”

Branded Segment Review
Branded segment sales for the first quarter were $70.9 million, a 21.5% increase from the prior year first quarter sales of $58.4 million. Sales of vintage inspired tees through our Junkfood business and Salt Life® products drove the growth during the quarter, with Soffe and Art Gun also contributing to the revenue increase. Gross margin improvement, along with better leveraged selling, general and administrative costs, drove an increase in operating income to $5.1 million, or 7.2% of sales, compared to $2.8 million, or 4.8% of sales, in the prior year quarter.

Basics Segment Review
The basics segment had sales of $52.6 million for the quarter ended October 1, 2011, an increase of 6.2% compared to the prior year first quarter, driven by sales growth in both catalog products and private label programs. The revenue growth resulted from a 17.3% increase in average selling prices partially offset by a 9.5% decrease in unit sales. The first quarter of fiscal year 2012 continued the rollout of higher priced cotton in cost of sales; however, the Company expects that its highest cost cotton will flow through cost of sales during its second and third fiscal quarters. Higher selling prices, coupled with improved manufacturing results and the ability to leverage general and administrative expenses, resulted in operating income of $1.6 million, or 3.0% of sales, compared to $0.2 million, or 0.3% of sales, in the prior year first quarter.

Stock Repurchases
During the first quarter of fiscal year 2012, the Company used $1.5 million to repurchase 92,756 shares at an average price of $15.73 per share. As of October 1, 2011, approximately $7.0 million remained available for future stock repurchases pursuant to the Company's Stock Repurchase Program.

Fiscal 2012 Guidance
The Company is maintaining its fiscal year 2012 outlook for sales and earnings. For the fiscal year ending June 30, 2012, the Company still expects net sales to be in the range of $500 to $520 million and earnings to be in the range of $2.00 to $2.15 per diluted share.

The Company continues to operate in a weak economy and faces challenging conditions as it manages through higher priced cotton and other inflationary pressures. Although the Company believes it has taken these risks, as well as other factors, into consideration in determining the guidance for fiscal year 2012, the significance of the challenges, many of which are outside of the Company's control, creates heightened risk of earnings volatility during the fiscal year.

Mr. Humphreys concluded, “We are focused on maintaining our trend of annual sales and earnings growth in fiscal year 2012. We are facing short-term challenges as we navigate through the weak marketplace and historically high raw material costs. That said, we continue to be optimistic about Delta Apparel's many long-term opportunities. Our brands are well recognized by a broad consumer base and our creative talent remains consistent in developing new products that resonate well with consumers. We continue to be innovative in our manufacturing operations to lower our product costs while maintaining our high quality standards. We believe we have a strong foundation to support further revenue growth and earnings expansion to provide significant and sustained value for our shareholders.”

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing (719) 457-2705. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through November 26, 2011. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is: 1927342.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC and TCX, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:

Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:

Brendon Frey
ICR, Inc.
(203) 682-8200

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	Oct 1, 2011	Oct 2, 2010

Net Sales	$123,523	$107,916
Cost of Goods Sold	92,270	82,007
Gross Profit	31,253	25,909

Selling, General and Administrative	24,562	22,896
Other (Income) Expense, Net	(7)	57
Operating Income	6,698	2,956

Interest Expense, Net	893	601

Income Before Provision for Income Taxes	5,805	2,355

Provision for Income Taxes	1,393	707

Net Income	$4,412	$1,648

Weighted Average Shares Outstanding
Basic	8,450	8,523
Diluted	8,760	8,780

Net Income per Common Share
Basic	$0.52	$0.19
Diluted	$0.50	$0.19

	Oct 1, 2011	Jul 2, 2011	Oct 2, 2010

Current Assets
Cash	$323	$656	$616
Receivables, Net	66,777	76,821	54,522
Inventories, Net	186,326	159,209	136,887
Prepaids and Other Assets	4,392	4,059	3,697
Deferred Income Taxes	2,838	2,931	2,981
Total Current Assets	260,656	243,676	198,703

Noncurrent Assets
Property, Plant & Equipment, Net	39,396	39,756	38,482
Goodwill and Other Intangibles, Net	24,065	24,217	25,285
Other Noncurrent Assets	3,994	4,216	3,212
Total Noncurrent Assets	67,455	68,189	66,979

Total Assets	$328,111	$311,865	$265,682

Current Liabilities
Accounts Payable and Accrued Expenses	$73,218	$79,262	$58,305
Income Tax Payable	55	969	179
Current Portion of Long-Term Debt	3,042	2,799	5,718
Total Current Liabilities	76,315	83,030	64,202

Noncurrent Liabilities
Long-Term Debt	102,291	83,974	70,947
Deferred Income Taxes	3,307	2,877	1,948
Other Noncurrent Liabilities	235	19	1,597
Total Noncurrent Liabilities	105,833	86,870	74,492

Shareholders' Equity	145,963	141,965	126,988

Total Liabilities and Shareholders' Equity	$328,111	$311,865	$265,682